(p)(2)

NN IP Insider Regulation

Effective from January 1, 2022

Content

A. Definitions ..........................................................................................................................	3
B. Application of the NN IP Insider Regulation.........................................................................	5
C. Statement of fiduciary standards.........................................................................................	6
D. Prohibition of insider trading ..............................................................................................	7
E. Personal account dealing restrictions, permissions and requirements..................................	8
F. Exemptions........................................................................................................................	11
G. Reporting requirements....................................................................................................	12
H. Breaches of the NN IP Insider Regulation ..........................................................................	13
I. Vendors and consultants (external employees) ..................................................................	14
J. Exceptions to the NN IP Insider Regulation.........................................................................	14
K. Other provisions................................................................................................................	14
Information sheet .................................................................................................................	15

A. Definitions

Advisors

NNInvestment Partners B.V., NNIP Advisors B.V. (including their branches), Altis Investment Management AG and Altis Investment Management B.V. (collectively, "NN IP" or "the Advisors").

Associated Person

Any officer or director of the Advisors (or any person performing similar functions) or other person who provides investment advice on behalf of the Advisors and is subject to the supervision and control of the Advisors.

Beneficial Owner

A person who:

I.enjoys the benefits of ownership even though legal title is in another name; or

II.has or shares the power to vote or influence the transaction decisions regarding a security.

Connected Third Party

I.husband or wife of Insiders;

II.(registered) partner of Insiders living within one household;

III.children or step-children who are dependants of

Insiders;

IV. other blood relations and relations by marriage or registered partners of Insiders who, at the date of a Personal Transaction, have lived in the same household as the Insider for at least one year;

V.a person with a Close Relation; and

VI. legal entities or individuals with whom the Insider has a relationship which is such that the Insider has a direct or indirect significant interest in the result of a Personal Transaction, other than a commission for the execution of the Personal Transaction.

Close Relation

Legal entity connected to an Insider through:

I.a participating interest, that is a direct or indirect

holding of at least 20% of the voting rights or share capital; or

II.a controlling relationship, that is a direct or indirect holding of the majority of voting rights in the entity, the right to appoint a majority of the directors of the entity or to exercise a decisive influence on the entity on the basis of an agreement or the articles of association.

Discretionary Authority

Authority to make investment decisions on behalf of yourself or another person, such as your parents, either legally arranged or by access granted by this person.

Financial Instrument

Any of the following:

1.securities;

2.money market instruments;

3.units in collective investment schemes that are not securities;

4.options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, commodities, credit risk or official economic statistics (climate variables, freight rates, emission allowances, inflation rates, etc.), contract for differences, or other derivative instruments, indices or financial measures which may be settled physically or in cash1, and

5.all other instruments provided they are admitted for trading on a regulated market or multilateral trading facility or for which admission for trading on a regulated market has been applied for.

Crypto currencies and spot currency transactions themselves are not in scope of this Regulation. Derivatives with (a basket of) crypto currencies as underlying value are in scope and should be treated as Category B (see page 9), with pre-clearance and reporting requirements.

Insider

I.all personnel (directly or indirectly through an employment vehicle, e.g. NN Personeel B.V.) and Associated Persons of the Advisors, and

II.any other (natural) person who is designated as an Insider by the Compliance Department of NN IP. This may include external employees (please see Section I).

1A more detailed description of options, futures, swaps, forward rate agreements and any other derivative contracts can be found in Article 3 (1.1) MAR (referring to Article 4 (1) (15) of Directive 2014/65/EU).

Inside Information

Inside Information is confidential information about any company as well as any customers, business partners, investments, potential investments or employees that:

1.is precise (specific enough to draw conclusions about price sensitivity (not direction!);

2.has not been made public;

3.is directly or indirectly related to (i) the company whose Financial Instruments are involved, (ii) the trade in these Financial Instruments; and

4.could, if it were made public, be likely to have a significant influence on the price of these Financial Instruments (this is the case if the information would likely be used by a reasonable investor as part of the basis of his investment decision).

Common examples of Inside Information include: a company's results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments (such as appointment or dismissal of members of the board). Inside Information may also relate to the market for a company's securities. Information about a significant order, not being your own order, to purchase or sell Financial Instruments may also be deemed Inside Information.

Non-public information

Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source, such as Financial Times, Bloomberg, Wall Street Journal or a local equivalent. Unfortunately, there is no simple test to determine when information is real Inside Information so please contact

NNIP Compliance Department when in doubt or with any questions you may have.

Inside Information about a particular company may also constitute Inside Information with respect to another company or group of companies (particularly if in the same industry sector). For example, if the public announcement of Inside Information relating to one company would likely affect the price of other companies operating in the same business or industry sector.

A combination of certain pieces of information may collectively constitute Inside Information even where each fact individually would not be considered as Inside Information.

NN Financial Instrument

Please see NN Group's NN Personal Trading Standard for this definition. This Standard can be found via the 'Policy House' link on NN IP's SharePoint, under Quick Links.

Personal Transaction

Purchase, sale or disposal in any manner, including by gift, directly or indirectly of Financial Instruments by or on behalf of an Insider or a Connected Third Party, other than in the normal exercise of the Insider's work for the Advisors.

B. Application of the NN IP Insider Regulation

The NN IP Insider Regulation ("Regulation") has been adopted by NN IP and applies to Personal Transactions by or on behalf of Insiders and Connected Third Parties. This Regulation also applies to any account of which Insiders may be the Beneficial Owner and to any account over which the Insider has Discretionary Authority.

This Regulation applies to the Advisors' branches to the extent no local policy is applicable. Other NN IP entities should use this Regulation as a guideline and should independently assess their personal account dealing policies in accordance with applicable local laws, regulations and expectations. For the avoidance of doubt, local regulatory requirements shall take precedence over this Regulation.

This Regulation shall continue to apply to an Insider and Connected Third Parties up to three months after the Insider ceases to be designated as an Insider. Except for the reporting requirement which no longer applies when employment with NN Personeel B.V. ceases. Insiders will be provided with a copy of this Regulation, required to acknowledge receipt and understanding of the Regulation and notified when material amendments are made to the Regulation. The most recent version of the Regulation can be found on the NN IP Compliance SharePoint or the NN IP website.

The NN IP Compliance Department administers the Regulation. Questions regarding the Regulation should be directed to them. Insiders must meet to the fullest extent any reasonable request from the NN IP Compliance Department to enable the Advisors to comply with relevant laws and regulations. Insiders must promptly report any suspected violations of the Regulation, to the NN IP Compliance Department.

All Personal Transactions in NN Financial Instruments, including those offered under an employee compensation scheme (such as NN shares administered in EquatePlus) may be subject to more onerous restrictions under NN Group's NN Personal Trading Standard.

In addition to this Regulation, Insiders can be made subject to the Project NN Regime or the Full NN Regime under NN Group's NN Personal Trading Standard at NN's or NN IP's discretion. The identification and designation of these regimes within NN IP is based on the fact that these Insiders (may) have access to (potential) Inside Information in respect to NN Group N.V.

Project NN Regime

This regime is applied to Insiders (and Connected Third Parties2) who (may) have irregularly access to Inside Information about NN Group N.V.. This regime is not permanent, but temporary and can (de-)activated at the moment a project starts or ends. Additional rule:

•While under this regime, Insiders will be restricted from trading in NN Financial Instruments.

Full NN Regime

This regime is applied to Insiders (and Connected Third Parties3) who (may) have access to Inside Information about NN Group N.V. on a regular basis. Additional rules:

•Insiders under this regime will be subject to Open- and Closed Periods;

•Insiders will at least be restricted from trading in NN Financial Instruments in Closed Periods; and

•Insiders are restricted from placing any opposite order in relation to NN Financial Instruments within the same Open Period.

Insiders will be informed on the application of these regimes and will be required to sign a non-disclosure agreement and acknowledge the applied regime.

Further information on these regimes can be found in NN Group's NN Personal Trading Standard, available via the 'Policy House' link on NN IP's SharePoint, under Quick Links.

2Additional requirement based on MiFID II and the Investment Advisors Act of 1940

3Additional requirement based on MiFID II and the Investment Advisors Act of 1940

C. Statement of fiduciary standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Regulation is based on the overriding principle that Insiders have a fiduciary duty to the Advisors' clients. Accordingly, Insiders shall conduct their activities in accordance with the following standards:

1.Clients' interests come first. In the course of fulfilling their duties and responsibilities, Insiders must at all times place the interests of clients first. In particular, Insiders shall avoid putting their personal interests ahead of the interests of clients.

2.Conflicts of interest shall be avoided if possible and must be disclosed. Insiders have the obligation to identify and avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties, responsibilities or clients. Should any unavoidable conflicts of interest arise, the Insider must report these without delay to the NN IP Compliance Department.

3.Compromising situations should be avoided. Insiders should never take advantage of their position of trust and responsibility at NN IP. Employees should avoid situations that might compromise or call into question their exercise of full independent judgement in the best interests of NN IP clients.

4.Duty of confidentiality. Insiders must keep any non- public information regarding the Advisors, their affiliates and any client strictly confidential. Insiders have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have a clear and compelling need to know such information. All activities of Insiders shall be guided by, and adhere to, these fiduciary standards.

All activities of Insiders are required to conform to these standards regardless of whether the activity is specifically covered in this Regulation.

D. Prohibition of insider trading

Insiders are expected to comply with applicable laws and regulations, whether or not a particular activity is specifically covered in this Regulation.

Trading on knowledge of clients' activities.

Insiders are prohibited from taking personal advantage of their knowledge of research generated by the Advisors, or the investment activities of the Advisors. In particular, Insiders and Connected Third Parties are prohibited from entering into Personal Transactions when they have actual knowledge that the Financial Instrument is being purchased or sold, or considered for purchase or sale, on behalf of a client account, or when they have actual knowledge of other confidential client related information. Furthermore, Insiders are prohibited from entering into Personal Transactions in the event of (the foreseeable appearance of) any conflict of interests.

Trading on Inside Information.

All Insiders and Connected Third Parties who possess Inside information are prohibited from:

•placing an order or attempt to execute a Personal Transaction in Financial Instruments to which the Inside Information relates;

•inducing others to execute a transaction (including a cancellation or amendment of an order) in Financial Instruments to which the Inside Information relates;

•cancel or amend a pre-existing order in one or more Financial Instrument(s) to which the Inside Information is related. Insiders and Connected Third Parties should at all times avoid the foreseeable appearance of executing transactions while in possession of Inside Information.

Reporting Inside Information.

•If you think you might have Inside Information, you must report the information and any proposed trades immediately to the NN IP Compliance Department;

•refrain from trading in the Financial Instrument on behalf of yourself or clients;

•refrain from communicating the information to anyone outside or inside of the Advisors other than the NN IP Compliance Department (potential Inside Information should NOT be reported to your manager). The NN IP Compliance Department will determine whether the information is Inside Information and, if so, what actions need to be taken.

E. Personal account dealing restrictions, permissions and requirements

The table on page 9 sets out the restrictions, permissions and requirements which apply to all Insiders and Connected Third Parties. Under this Regulation Insiders are required to inform their Connected Third Parties of the restrictions, permissions and requirements of this Regulation.

The List of Permitted Companies and Indices contains the overview of companies and indices Insiders are permitted to invest in directly (equity or bonds) or indirectly (equity- and index derivatives). The permitted companies consist of the members of the MSCI World Index and the MSCI Emerging Markets Free Index, with a market capitalisation of at least one billion euro at the beginning of each calendar month. This section of the list is updated on a monthly basis. Permitted indices consist of selected broad-based indices. The list can be found on the NN IP Compliance SharePoint. Please click here and then click on 'Insider Regulations'.

Location obligation means that Insiders and Connected Third Parties are required to hold Cat. C, D, and E Financial Instruments in an Insider Account4 at a designated institution (i.e. ING Bank, FitVermogen, EquatePlus, ABN AMRO). Upon opening such an account Insiders are required to indicate that it concerns an Insiders Account. Insiders have the obligation to verify and confirm the Insider status of their account at the designated institution and report it to the NN IP Compliance Department when requested. By opening or having an Insiders account, Insiders instruct and authorize the designated institution to share relevant information (e.g. transaction and holding information) with the NN IP Compliance Department and Corporate Compliance, pro- actively or upon request. Insiders located in branch offices of the Advisors are generally not subject to the location obligation requirement.

Note: generally Insiders and Connected Third Parties will not be reimbursed for potential costs incurred by opening an Insiders Account at a designated institution or by transferring securities to such an account.

4See Q&A for a description and how to open an Insider Account

Pre-approval. Insiders are required to obtain pre-approval for transactions in Cat. B, C, D, and E Financial Instruments via the PADDOCK system5. The link to PADDOCK can be found on our NN IP Compliance SharePoint. For Cat. F Financial Instruments Insiders can ask for pre-approval from NN IP Compliance by e-mail. When an Insider wishes to sell (part of) a current holding which is no longer on the List of Permitted Companies and Indices, the Insider is required to obtain written pre- approval from the NN IP Compliance Department, before obtaining pre-approval via PADDOCK.

A high-level of accuracy is expected between the PADDOCK pre-approval and the executed transaction. For transactions which can only be instructed based on an amount, best effort is expected in estimating the quantity for the pre-approval.

An approval to trade is only valid on the business day it is received. If you receive an approval and do not place the order on the same day, you must seek pre-approval again to place the order on the next (or any subsequent) day. Good-till-cancel (GTC) orders, stop-loss orders, or any orders that do not expire at the end of the business day are not permitted (e.g., GTC order is an order to buy or sell a security at a set price that is active until the investor decides to cancel it or the trade is executed).

In exceptional cases the NN IP Compliance Department may provide pre-approval for a transaction to be executed the day after, provided the order has been placed on the day of the pre-approval.

Employee compensation schemes. Personal Transactions in NN shares offered under an employee compensation scheme administered in EquatePlus may be subject to more onerous restrictions under the NN Personal Trading Standard (Project Regime NN and Full Regime NN).

5See Q&A for a description of the PADDOCK system, where it is located and how it works.

PERSONAL ACCOUNT DEALING RESTRICTIONS, PERMISSIONS AND REQUIREMENTS - OVERVIEW

Financial Instruments not mentioned in the table below are by default not permitted. Insiders may obtain pre-approval for all Financial Instruments, including for those in which pre-approval is not mandatory, and report all accounts and transactions to avoid misunderstandings and potential violations.

Cat	Financial Instrument	Additional Restriction	Location	Pre-approval	Max. value	Holding	Reporting Obligations
			Obligation	Only valid on the business	per 24 hours	Period
day it is received
A	Open-end mutual funds not managed by NN IP	Must be regulated in the	No	Not Required	None	None	Not required
	(for ETFs/ETNs, see Cat. B)	country it is domiciled in.

(Certificates of) precious metals (such as gold & silver)
(crypto) currencies (excl. Derivatives)
Money market instruments
(Excludes Money Market Funds managed by NN IP)

B	Government bonds from OECD Countries		No	Yes	None	24	Yes
	(i.e. U.S. Treasury Bonds or Bills)					hours	• Initial Holdings Report
• Q Transaction Report*
Exchange-Traded Funds
• Annual Holdings Report*
(ETFs); Exchange Traded Notes (ETNs); Exchange Traded
Commodities (ETCs)
*The reporting is done automatically
Derivatives with (crypto) currencies and commodities as
	underlying						for Insider Accounts (ING Bank /
ABN AMRO/ FitVermogen/
C	Open-end mutual funds managed by NN IP		Yes	Yes	None	30 days	Employee Compensation Schemes).
	(Include NN IP Money Market Funds)						For Financial Instruments not held

D	Equity	See List of Permitted	Yes	Yes	€ 25.000	30 days	on an Insider Account or when a
		Companies and Indices			(underlying		waiver for the location obligation is
Corporate bonds, incl. short term loans
					value)		granted, the Insider must report
transactions and holdings
Derivatives, incl. notes, warrants and options
themselves (in the quarterly and
	Closed end funds	NN IP managed funds not					annual reporting).
permitted

E	Index options	See List of Permitted	Yes	Yes	None	30 days
Companies and Indices
F	Private placements		No	Yes	None	30 days
	(incl. Outside Interests (ownership of B.V.s /N.V.s) and			(see Q&A)
Crowd Funding)

Maximum order size per 24 hours period per company. For Cat. D Financial Instruments, a maximum order size of €25.000,00 per 24 hours per company (underlying value) applies. The general rule for derivatives is that the exposure bought or sold may not exceed the exposure the Insider would have if they traded the underlying value. This restriction does not apply for trades in NN Shares via an employee compensation scheme.

Holding period. Insiders may not enter into opposite transactions in Cat. C, D, E and F Financial Instruments within 30 calendar days, unless the pre-approval requests of the opposite transactions are submitted within 15 minutes of the other transaction and are part of a combination order (e.g., covered call). Combination orders are two or more orders in the same (underlying) security in opposite directions, which are part of a generally acknowledged option strategy. Combination orders are not opposite transactions in the same instrument or opposite transactions in different instruments with the same underlying security with the purpose to replace one instrument type with the other. In case the NN IP Compliance Department is of the opinion that the opposite transactions can be considered speculative, they may decide to deny the pre-approval request.

Periodic Investments/ Purchase Plans (e.g. funds managed by NN IP, equity purchase plans), pre-approval via PADDOCK is required for:

•the first investment (buy);

•any subsequent changes relating to switching of funds, frequency, or amount; and

•when selling.

Stock dividends and reinvestment of dividends, pre- approval via email to Compliance NN IP is required when:

•changing a default cash option to stock or reinvestment (i.e. active choice made by the Insider); or

•making a one-off active choice for stock or reinvestment of dividends and that choice is not consistent with the approach followed before.

No pre-approval is needed:

•when receiving cash dividends;

•when the Insider cannot make a choice regarding dividends selection;

•when the Insider follows a consistent approach regarding dividends;

•when transactions are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Insider.

•when participating in corporate actions, such as exchanges, rights offerings, and tender offers. Please note when actively selling rights, claims, etc. pre-approval is required.

In general, Insiders must be cautious in their transactions and refrain from Personal Transactions that may be considered excessive or highly speculative.

Prohibition of naked short selling. Insiders are prohibited from entering into a short sale of any Financial Instrument, either directly or indirectly, including the use of derivatives transactions, without holding the underlying Financial Instrument, except where the underlying exposure is an index. Trading strategies, such as straddles and strangles, are also prohibited if the Insider does not possess the underlying security.

Prohibition of short selling NN Financial Instruments. Insiders are not allowed to short NN Financial Instruments, nor directly nor indirectly (e.g. selling of NN call options or buying NN put options). This prohibition also applies to hedging exposure in NN Financial Instruments via derivatives.

Prohibition of Initial Public Offerings. Insiders are prohibited from acquiring initial public offerings of stocks (IPOs).

Prohibition of turbos, speeders, and sprinters. Investments in turbos, speeders, and sprinters (and similar leveraged instruments) are not permitted because of their highly speculative nature. Approval for other transactions, which are considered highly speculative, may be denied.

Investment (study) clubs. Personnel of the Advisors are prohibited from participating in investment (study) clubs.

Reporting obligation. The details of the reporting requirements can be found in Section G below.

F. Exemptions

U.S. persons. U.S. persons who reside in the Netherlands will not be able to open an Insider Account. These Insiders are required to request an exemption from the location obligation from the NN IP Compliance Department.

Indirect products are products such as mortgages, insurances, Pension Plans, NN retirement plans with an investment component, etc. The restrictions, permissions and requirements, as laid down in Section E, do not apply to indirect products, except where the direct underlying investments are within Category D (Equity, Corp. Bonds, Derivatives and / or Closed end funds).

When the Insider exercises influence on transactions in Category D, all restrictions, permissions and requirements, as laid down in Section E apply. Otherwise, only the reporting requirements apply to Category D.

Fiduciary Account Management Agreement (FAMA) is a written agreement between a client and a licensed financial institution, whereby the financial institution has the discretionary authority to manage the Insider's or Connected Third Parties portfolio according to a predetermined mandate. The Insider and the Connected Third Party do not have any direct influence on the investment decisions made by the financial institution. The location obligation and pre"approval requirement do not apply to Personal Transactions for which an Insider or the Connected Third Party have concluded a written FAMA (in Dutch, "vrije hand beheerovereenkomst") with an investment institution, provided that the Insider or Connected Third Party have obtained written approval for the FAMA from the NN IP Compliance Department before entering into the FAMA.

Where an Insider or Connected Third Party intends to enter into a FAMA with a financial institution belonging to

NNGroup, the NN IP Compliance Department will determine whether its management is sufficiently independent. Any amendments to the FAMA must be submitted to NN IP Compliance beforehand for written approval. Finally, the Insider shall inform the NN IP Compliance Department of the termination of a FAMA before the termination becomes effective.

The Insider remains obliged to report all transactions executed under the FAMA as set out in Section G below.

FAMAs whereby the Insider or Connected Third Party selects a risk profile based on which the financial institution can and will solely invest in open-end mutual funds not managed by NN IP, are not in scope.

G. Reporting requirements

Insiders are required to report holdings and/or transactions in Cat. B, C, D, E and F Financial Instruments to the NN IP Compliance Department. The instruments that are being traded and held in an Insiders Account at designated institutions do not have to be reported by the Insider, as long as the designated institution facilitates and the Insider accommodates the delivery of holding and transaction information from the designated institutions to the NN IP Compliance Department and/or Corporate Compliance.

Initial certification of compliance. Insiders must sign an initial (within 10 calendar days of commencing employment) and annual certification form explicitly agreeing to:

•the exchange of information between Corporate Compliance and the NN IP Compliance Department concerning the Insider's Personal Transactions;

•the delivery of information from the institution(s) operating Insider Accounts to Corporate Compliance and the NN IP Compliance Department;

•the delivery by the Insider to the NN IP Compliance Department of any information concerning the Insider's Personal Transactions;

•the delivery of information concerning the Insider's Personal Transactions by NN IP to the United States Securities and Exchange Commission (SEC), Autoriteit Financi÷le Markten (AFM), De Nederlandsche Bank (DNB), or any other regulator.

Annual certification of compliance. Insiders are required to certify to NN IP Compliance annually that they have:

•read and understand the provisions contained in this Regulation;

•complied (or not complied) and will comply with all the requirements of this Regulation; and

•reported all Personal Transactions (and holdings) as required by this Regulation.

Initial disclosure of accounts and holdings. Insiders are required to disclose details of all their accounts and holdings in Financial Instruments (including interest rate and maturity date, if applicable) to Compliance within 10 calendar days of commencing employment with NN IP.

Quarterly transaction reports.

•Personal Transactions - Insiders are required to submit a report listing their Personal Transactions during the previous quarter, including transaction confirmations/contract notes (internet print or copy) within the set deadline (generally 3 weeks after quarter end). Insiders do not have to submit information about Personal Transactions executed via an Insider Account, however the Insider is required to accommodate the automated delivery of transaction and holding information from the institution(s) operating the Insider Account to the NN IP Compliance Department (or Corporate Compliance).

•FAMAs – Personal Transactions under a FAMA must also be reported.

Annual holdings report.

•Holdings - Insiders are required to submit details of all their holdings in Financial Instruments (including interest rate and maturity date, if applicable) held as at December 31 of the year within the set deadline (generally 3 weeks after the end of the calendar year).

•FAMAs – Insiders are required to submit a report listing all holdings in Financial Instruments as at December 31 of the year within the set deadline (generally 3 weeks after the end of the calendar year).

Annual questionnaire. Insiders are required to certify their compliance with NN IP's policies and procedures and specific Insiders are required to disclose any legal and regulatory action or sanctions against the Insiders.

Notification by Insiders. Insiders must promptly notify the

NNIP Compliance Department in writing of any events that impact their adherence to the requirements in this Regulation, for example when the Insider or a Connected Third Party has acquired any Financial Instruments that have not been reported in the quarterly transaction report or is not held in an Insiders Account. Insiders must also promptly notify and certify when they have Connected Third Parties and they have no knowledge of their accounts and investments.

Confidentiality. All information submitted by an Insider to the NN IP Compliance Department pursuant to this Regulation will be treated as confidential information. It may, however, be made available to senior management, governmental and securities industry agencies with regulatory authority over the Advisors, internal/external auditors, and legal advisors, as appropriate.

H. Breaches of the NN IP Insider Regulation

Breaches of this Regulation may warrant sanctions including, without limitation, requiring that Personal Transactions be reversed, requiring the disgorgement of profits or gifts, issuing an official warning, suspending personal account dealing rights, imposing a fine (e.g., reduction of Insider's compensation), suspending employment (with or without compensation), making a civil or criminal referral to the regulators, terminating employment for cause, and/or a combination of the foregoing. Breaches that are considered to be violations may also subject an Insider to civil, regulatory, or criminal sanctions.

NNIP Compliance shall decide whether a breach must be considered as a violation. This decision to classify a breach as an official warning or a violation. This decisions is (I). rule based and (II). based upon the conclusion whether the breach of the Insider is an act of negligence regarding the applicable duties as stated in this Regulation.

Missing reporting requirement deadlines. Submitting a quarterly report after the set deadline communicated by NN IP Compliance is considered to be "late reporting" resulting in an official warning.

Any subsequent non-compliance (incl. late reporting) with this Regulation or with the NN IP Outside Position Policy within a period of 3 years will be treated as a violation.

Insiders are required to report any known or suspected breaches of the Regulation to the NN IP Compliance Department immediately. The Insider is required to provide any relevant information to Corporate Compliance or the NN IP Compliance Department upon request. In case of a (suspected) violation, Corporate Compliance or the NN IP Compliance Department may start their own investigation or request an investigation.

Trading while in the possession of Inside Information, or improperly communicating that information, may expose Insiders and the Advisors to stringent penalties, including fines, suspensions, and imprisonment. Regardless of whether a government inquiry occurs, the Advisors will not tolerate trading by Insiders in Financial Instruments of which they are in possession of Inside Information.

Reporting of official warnings and violations. Violation reports and official warnings are disclosed to the responsible manager of the Insider. Each quarter all official warnings and violations are reported to the responsible Board member. At year end, violation reports only will be submitted to Human Resources and the NN IP Compensation Committee for inclusion in the remuneration review. Additionally, violations can be reported to various regulators (e.g. AFM, DNB, SEC) on an ad-hoc or continuous basis. A reference to a violation report can (for a certain period) be archived in the Employee's HR file.

Insiders may obtain pre-approval for all Financial Instruments, including for those in which pre-approval is not mandatory, or report all accounts and transactions to avoid misunderstandings and potential breaches.

I. Vendors and consultants (external employees)

Vendors and consultants ("external employees") engaged by NN IP may be required to have established their own confidentiality policies and employee monitoring procedures. NN IP expects external employees (and temporary staff) to comply with the applicable local rules and regulations. As part of its procurement process, NN IP has terms and conditions regarding confidentiality and possible misuse of its information that external employees are expected to comply with. External employees may be required to comply with this Regulation depending on the nature of the work they perform for NN IP and the sensitivity of the information used by the external employees to perform their duties.

J. Exceptions to the NN IP Insider Regulation

Exceptions to the Regulation will only be made under limited circumstances. No exception may be granted for those sections of the Regulation that are mandated by law or regulation. An exception may be made only upon prior request, and no exception will be granted subsequent to a breach of the Regulation. To be granted an exception to the Regulation, a written request must be submitted to the NN IP Compliance Department and approved by NN IP Compliance.

K. Other provisions

Authority to interpret and appeal. If there is any lack of clarity regarding the interpretation or application of this Regulation, and in cases not provided for by this Regulation, the Head of Compliance of NN IP can take a decision either independently or at the request of an involved party.

An Insider may appeal in writing against such a decision of the Head of Compliance of NN IP to the Chief Compliance Officer of NN Group by means of a reasoned letter of appeal. The Chief Compliance Officer of NN Group will then take a decision on the appeal within four weeks of receipt of the letter of appeal. This written decision is binding for all the parties involved.

Financial disadvantage. NN Group and its subsidiaries are not liable for any financial disadvantage that arises from (the application of) this Regulation, unless this is a direct result of serious negligence on the part of NN Group and/or its subsidiaries.

Future changes. This Regulation may be amended by a resolution of the NN IP Board. Amendments enter into effect from the moment they are announced, unless a later date is specified in the policy.

Information sheet

Purpose: This Regulation has been designed and adopted to meet applicable Dutch, EU and U.S. regulatory requirements regarding personal account dealings.

Target audience: Personnel and Associated Persons of NN Investment Partners B.V., NNIP Advisors B.V. (through employment by NN Personeel B.V.), any branches of these entities, and Altis Investment Management B.V. (collectively, "NN IP") and Insider's Connected Third Parties

Replaces:

This Regulation replaces the NN IP Insider Regulation of 1 January 2021.

NNGroup's NN Personal Trading Standard is a separate policy which will not be affected by changes to this Regulation.

Valid from: 1 January 2022

Approval: The Board of NN Investment Partners approved this policy on 16 December 2021.

For information:

NN IP Compliance

E:compliance@nnip.com

Key Risks and Control Objectives

The table below shows the link between the risks covered in this policy and the risks defined in the NN Group risk taxonomy.

Level 1 risk type	Level 2 risk type	General control areas
Market Abuse Risk	Market abuse and personal trading	•	Standard setting;
		•	Process development;
Personal conflicts of interest risk	Market abuse and personal trading	•	Awareness and compliance

Control objective:
General control areas	Controls provide reasonable assurance that"
Standard setting	Based on this policy, NN IP has a local standard in place that clearly defines the limitations and requirements for personal account dealings. The limitations and requirements are in accordance with (applicable) local and international law, are appropriate for the countries
NN IP operates in, as well as for the markets they are active in and reflect NN's Statement of Living our Values and the NN Personal Trading Standard.
Process development	Based on this policy NN IP has a clearly defined process in place that assures proper controls and monitoring around the personal account dealings as well as adequate and complete disclosure of personal interests in financial instruments.

Awareness and compliance	All employees are aware of the risks, the restrictions and the requirements related to personal account dealing and comply with these restrictions and requirements.

Document history

Version	Date	Author	Changes

4.0	May 2016	Ellen van	• Textual updates and specifications in different sections, also due to alignment
		Oostrom,	with NN Group PAD policy;
		Rolanda	• Inside Information section is aligned with MAR;
		Vermeulen	• Specified that ING no longer qualifies as a NN Financial Instrument.

5.0	September	Bruno van	• Added treatment of incurred costs as a result of the location obligation;
	2017	Rooijen	• Added Delta Lloyd Asset Management N.V. to the scope of the policy;
• Changes ING Private Banking North West into ING Private Banking.
6.0	December	Bruno van	• Removed references to Delta Lloyd Asset Management N.V. from scope;
	2018	Rooijen	• Added Altis Investment Management B.V. and Altis Investment Management
A.G. to the scope;
• Added text to clarify treatment of Crypto Currencies;
• Included possibility for NN IP compliance department to provide pre-clearance for a transaction to be executed the next day;
• Reduced naked short selling restriction by permitting naked short sales where an index is the underlying value;
• FAMAs based on a selected risk profile, which solely invests in open-end mutual funds not managed by NN IP, are no longer in scope;
• Added the Key Risks and Control Objectives (NN Group risk taxonomy).

7.0	November	Bruno van	• Replaced references to the NN Group Insiders Regulation NN (IRNN) with NN
	2019	Rooijen	Group's NN Personal Trading Standard;
• Included explanation of the two regimes under NN Group's NN Personal
Trading Standard;
• Changed ABN Amro to a designated brokerage account available to all Insiders;
• Added prohibition on shorting NN Financial Instruments, in accordance with
NN Group's NN Personal Trading Standard;
• Reference to Voya Closed End Funds has been removed;
• Reference to ING Financial Instruments has been removed;
• References to the any SAM pages were replaced by the respective SharePoint.

8.0	November	Peter van	• Added requirement to be cautious when requesting pre approval;
	2020	Vliet	• Added requirement to inform connected third parties about this Regulation;
• Added guidance to classify breaches based on act of negligence besides a rule based application;

• Removed reporting requirement for employees who left NN Group;

• Removed privacy waiver for NN IP;

• Updated paragraph about reporting of breaches of the Regulation;

• General update including but not limited to updated terminology (Code / Regulation), updated references, removed MyLeo.

9.0	November	Nabeel	• Added text to clarify definition of indirect products
	2021	Razavi	• Replaced wording 'Automatic Investment' with the text 'Periodic Investment'
			•	Added Exchange Traded Commodities (ETCs) as a Cat. B Financial Instrument
			•	Added text that the 25k EUR limit per 24 hours per issuer is not applicable for sells of NN Shares via an employee compensation scheme

• Removed reference stating 'Insiders located in NN IP's local sales offices need to obtain pre-approval via their local pre-approval procedure.'

• Replaced references to 'Computershare' with the text 'EquatePlus'

• Updated wording in Section H 'Breaches'